EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com
Laredo Petroleum Announces Third-Quarter 2019 Production Results and Updates Full-Year 2019 Operating Plan
Increases Expected Free Cash Flow Generation for Full-Year 2019
TULSA, OK - October 15, 2019 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or "the Company") today is announcing third-quarter oil and total production results that are above prior guidance. Additionally, Laredo is providing an update to the Company's 2019 operating plan and full-year 2019 production and free cash flow1 guidance, reflecting improving capital efficiency, which is primarily driven by reduced cycle times, well cost reductions and productivity improvements from wider-spaced development.
Third-Quarter 2019 Highlights

•	Exceeded both oil and total production guidance for the quarter, producing 27.8 thousand barrels of oil per day ("MBOPD") and 81.9 thousand barrels of oil equivalent ("MBOE") per day

•	Continued to reduce well costs through efficiencies and service cost reductions, lowering costs at the end of the quarter to $660 per lateral foot for Laredo's standard completion design

•	Reduced the outstanding balance on the Company's senior secured credit facility by $50 million with internally generated cash flow, lowering the balance to $185 million at September 30, 2019
Since the announcement of Laredo's operating plan in May 2019, the Company's execution of the plan has exceeded expectations and accelerated early 2020 activity into 2019. The 52 gross completions that were planned for full-year 2019 are now expected to be finished by the end of October as the Company has further reduced cycle times. Return expectations for 2019 continue to improve as well costs have decreased, improving well-level returns by approximately 5%, and well results confirm the Company's type curve for wider spaced development.
Driven by these improving fundamentals, production guidance for full-year 2019 has been raised to 28.1 MBOPD for oil and to 79.0 MBOE per day for total production, and anticipated cash flow in 2019 has increased by $65 million from expectations in May. Reflecting the improving capital efficiency and cash flows, Laredo now believes it will deliver $40 million of free cash flow in 2019 while maintaining its dedicated completions crew for the remainder of 2019.
Operating the Company's dedicated completions crew for the remainder of 2019 increases anticipated completions to 58 gross wells in 2019. Laredo now expects to invest $490 million in 2019, comprised of $425 million for drilling and completion activities and $65 million for production facilities, land and other capitalized costs.

The additional activity in 2019 is anticipated to positively impact oil production and cash flows in 2020 and 2021. By maintaining operational momentum through 2019, the Company now expects to be cash flow positive in both 2020 and 2021 and grow oil production each year from the estimated higher updated full-year 2019 oil production base.
Laredo believes that its robust 2020 oil hedge position, covering approximately 75% of forecasted oil production at a weighted-average floor price of $58.79 per barrel, significantly reduces the impact of oil price declines and helps to ensure the Company's cash flow projections.
"Our team is performing better than ever," stated Jason Pigott, President and Chief Executive Officer. "Wider spacing has improved our well productivity, general and administrative cost reductions have significantly lowered our cash costs and we are bringing wells on line quicker than forecasted. These improvements are driving higher daily oil production than we originally anticipated and increasing well-level and corporate returns. We are currently operating a single completions crew with a focus on maintaining our top-tier efficiencies. We believe that by operating our dedicated completions crew through the end of the year, we will maintain our efficiency gains into 2020, enabling us to grow oil production from a higher base in the coming years and sustaining the Company's commitment to improving corporate returns and generating free cash flow."
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, and midstream and marketing services, primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release and any oral statements made regarding the subject of this release, contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. This press release and any accompanying disclosures may include or reference certain forward-looking, non-GAAP financial measures, such as free cash flow, and certain related estimates regarding future performance, results and financial position. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, the increase in service and supply costs, tariffs on steel, pipeline transportation constraints in the Permian Basin, hedging activities, possible impacts of litigation and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2018, and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC"). These documents are available through Laredo's website at www.laredopetro.com under the tab "Investor Relations" or through the SEC's Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

Actual quantities of reserves that may be ultimately recovered from the Company's interests may differ substantially. Factors affecting ultimate recovery include the scope of the Company's ongoing drilling program, which will be directly affected by the availability of capital, decreases in oil and natural gas prices, well spacing, drilling and production costs, availability and cost of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, negative revisions to reserve estimates and other factors, as well as actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of ultimate recovery from reserves may change significantly as development of the Company's core assets provides additional data. In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases. "Type curve" refers to a production profile of a well, or a particular category of wells, for a specific play and/or area. In addition, the Company’s production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases. The actual results may vary considerably and should not be considered to represent the fair market value of the Company’s proved reserves.
1 Projected Free Cash Flow
Projected free cash flow, a non-GAAP financial measure, is calculated as estimated full-year 2019 cash flows from operating activities before changes in assets and liabilities, less cash and non-cash capital investments made during the period, excluding non-budgeted acquisitions. Management believes this is useful to investors in evaluating the operating trends in its business due to production, commodity prices, operating costs and other related factors.

# # #

Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

3